Exhibit 99.1

    Point Therapeutics Advances Third Phase 2 Oncology Study in Talabostat;
          Chronic Lymphocytic Leukemia Trial Moves to the Second Stage


    BOSTON--(BUSINESS WIRE)--Sept. 19, 2005--Point Therapeutics, Inc. (NASDAQ: POTP) announced today that it has advanced its third Phase 2 oncology study with talabostat, successfully completing the first stage of the company's Phase 2 study in advanced chronic lymphocytic leukemia (CLL) in combination with rituximab, a monoclonal antibody.
    "The decision to move forward to the second stage of the CLL trial is an important milestone for talabostat and confirms the potential versatility of our agent - both across treatment modalities and in multiple cancers in the clinic," said Dr. Margaret Uprichard, Chief Development Office and Senior Vice President of Point Therapeutics. "Talabostat has shown activity in combination with a monoclonal antibody, approved chemotherapies and as a single-agent. We have seen positive clinical results in advanced hematologic malignancies and in two advanced solid tumors - metastatic non-small cell lung cancer and metastatic melanoma," concluded Dr. Uprichard.
    This single-arm trial evaluates talabostat in combination with rituximab in up to 54 patients with advanced CLL. Thus far, we have seen a 20% response rate in the first 20 evaluable patients, which was the targeted response rate needed to continue the study to completion. The majority of patients in the study had previously not responded to or had relapsed following prior treatment with rituximab and/or fludarabine suggesting that the addition of talabostat is providing additive activity.
    Responses are evaluated based on the National Cancer Institute
(NCI) Working Group Guidelines for CLL, which is the standard used in measuring treatment effectiveness in CLL. Patients who responded to treatment had a decrease in measurable disease (palpable nodes/organs and/or CT scan results) along with improvements in hematologic parameters such as lymphocytes, hemoglobins and platelets. The preliminary safety profile of talabostat in this study is consistent with that reported in previous clinical studies.
    "Patients who are refractory to fludarabine and/or rituximab treatment are among the toughest patients to treat," explained Dr. Khuda Dad Khan, a lead investigator in Point's CLL trial at Indiana Oncology and Hematology Consultants. "The only approved treatment option for these advanced patients is often difficult to tolerate and rituximab has been studied as an alternative to this treatment. The fact that the addition of talabostat to rituximab is demonstrating positive results, especially in patients who had failed rituximab in the past, is very exciting. The toxicity profile is low and because talabostat is orally administered, it's easy for patients to take at home - a convenience they like. If we continue to see positive results, this would be a very welcome treatment option for those who have exhausted other choices."
    "I am very pleased with Point's progress in the clinic. In 2004, Point initiated four Phase 2 clinical trials of talabostat in metastatic non-small cell lung cancer, metastatic melanoma and in advanced chronic lymphocytic leukemia, and, in June of 2005, a fifth Phase 2 clinical trial in metastatic pancreatic cancer was initiated," said Don Kiepert, President and CEO of Point Therapeutics Inc. "Importantly, the positive results we have seen in the CLL study mark the third go-decision Point has reached in our Phase 2 programs-further demonstrating the potential breadth and depth of talabostat as a cancer therapeutic. I am also pleased to note that the company continues to make positive progress in our Phase 2 metastatic non-small cell lung cancer and melanoma trials. To this end, the company has a number of important milestones planned in the coming months. We are planning to present the CLL data in detail at an upcoming scientific conference in the fourth quarter of this year as well as update the clinical results from our NSCLC and melanoma trials. We also expect to announce a go/no-go decision for a Phase 3 trial in metastatic melanoma by the end of the year. By far though, the most important near term milestone is the initiation of our Phase 3 trial in metastatic NSCLC-which is on track to be launched in the fourth quarter of this year," concluded Kiepert.

    About Point Therapeutics, Inc.:

    Point is a Boston-based biopharmaceutical company developing a family of dipeptidyl peptidase (DPP) inhibitors for use in cancer, type 2 diabetes and as vaccine adjuvants. Its lead product candidate, talabostat (PT-100), is a small molecule drug in five Phase 2 clinical trials. Talabostat is orally-active and, through a novel mechanism of action, has the potential to inhibit the growth of malignant tumors and to support the reconstitution of the hematopoietic system. Point is currently studying talabostat in combination with docetaxel in metastatic non-small cell lung cancer, talabostat as a single agent in metastatic melanoma, talabostat in combination with cisplatin in metastatic melanoma, talabostat in combination with rituximab in advanced chronic lymphocytic leukemia and talabostat in combination with gemcitabine in metastatic pancreatic cancer. In addition, Point's portfolio includes two other DPP inhibitors in preclinical development--PT-630 for type 2 diabetes, and PT-510 as a vaccine adjuvant.

    Certain statements contained herein are not strictly historical and are "forward looking" statements as defined in the Private Securities Litigation Reform Act of 1995. This information includes statements on the prospects for our drug development activities and results of operations based on our current expectations, such as statements regarding certain milestones with respect to our clinical program and our product candidates. Forward-looking statements are statements that are not historical facts, and can be identified by, among other things, the use of forward-looking language, such as "believes," "feels," "expects," "may," "will," "should," "seeks," "plans," "schedule to," "anticipates" or "intends" or the negative of those terms, or other variations of those terms of comparable language, or by discussions of strategy or intentions. A number of important factors could cause actual results to differ materially from those projected or suggested in the forward looking statement, including, but not limited to, the ability of Point to (i) successfully develop and manufacture products, (ii) obtain external funding to finance the operations, (iii) obtain the necessary regulatory approvals, and (iv) obtain and enforce intellectual property rights, as well as the risk factors described in Point's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2005 and from time to time in Point's other reports filed with the Securities and Exchange Commission.


    CONTACT: Point Therapeutics, Inc.
             Sarah Cavanaugh, 617-933-7508
             Director, Corporate Communications